EXHIBIT 4

CREDIT AGREEMENT

dated as of

September 19, 2012

among

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L.,

as Borrower

THE SHERWIN-WILLIAMS COMPANY,

as Guarantor

The Lenders Party Hereto

and

J.P. MORGAN EUROPE LIMITED,

as Administrative Agent

J.P. MORGAN EUROPE LIMITED,

as L/C Issuer

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC.

and HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Bookrunners

and

CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA) INC.,

as Syndication Agents

i

TABLE OF CONTENTS

(cont’d.)

ii

TABLE OF CONTENTS

(cont’d.)

SCHEDULES:

Schedule 2.01 - Commitments

Schedule 9.01 - Notices

EXHIBITS:

Exhibit A - Form of Assignment and Assumption

Exhibit B - Form of Note

Exhibit C - Form of Swing Line Loan Notice

iii

CREDIT AGREEMENT dated as of September 19, 2012 among SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., a Luxembourg limited liability company organized under the laws of Luxembourg with registered office at 5, rue du Kiem, L-1857 Luxembourg and with a share capital of EUR 1,056,000 (the “Borrower”); THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Guarantor”, and together with the Borrower, the “Obligors”); the LENDERS party hereto; J.P. MORGAN EUROPE LIMITED, as Administrative Agent and as L/C Issuer (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I); J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA) INC., as Joint Lead Arrangers; J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA) INC., as Bookrunners; and CITIGROUP GLOBAL MARKETS INC. AND HSBC SECURITIES (USA) INC., as Syndication Agents.

The Borrower has requested the Lenders extend credit in an initial aggregate principal amount of up to €95,000,000. The proceeds of borrowings hereunder are to be used for general corporate purposes, including refinancing indebtedness.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

The Guarantor is willing to guarantee the obligations of the Borrower under the Loan Documents on the terms herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted LIBO Rate” means, with respect to any Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in form and substance approved by the Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent appointed pursuant to Article VIII.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth in Schedule 9.01 or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Agreement” means this Credit Agreement as the same may hereafter be modified, supplemented or amended from time to time.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Commitment. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated or if the Aggregate Revolving Commitments have expired, the Applicable Percentage of each Lender shall be determined based upon the Applicable Percentage of such Lender most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, in connection with the commitment fees payable hereunder, or in connection with the interest accruing on any Loans or fees payable with respect to Letters of Credit, the applicable rate per annum set forth below under the caption “Revolving Loan Commitment Fee”, “Applicable Margin for Revolving Credit Loans and Swing Line Loans” or “Letter of Credit Fee”, as the case may be, based upon the ratings by S&P, Moody’s and Fitch, respectively, applicable on such date to the Index Debt.

Debt Rating	Revolving Loan Commitment Fee	Applicable Margin for Revolving Credit Loans and Swing Line Loans	Letter of Credit Fee
Category 1 A+/A1/A+ or higher	14.0 bps	40 bps	40 bps
Category 2 A/A2/A	17.5 bps	50 bps	50 bps
Category 3 A-/A3/A-	21.0 bps	60 bps	60 bps
Category 4 BBB+/Baa1/BBB+	26.25 bps	75 bps	75 bps
Category 5 BBB+/Baa1/BBB+ or lower or unrated	35.0 bps	100 bps	100 bps

For purposes of the foregoing, subject to the last two sentences of this definition, (i) if any of S&P, Moody’s or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last two sentences of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall fall within different Categories, then (a) if two applicable ratings are equal and higher than the third applicable rating, the Applicable Rate shall be based on the higher of the applicable ratings, (b) if two applicable ratings are equal and lower than the third applicable rating, the Applicable Rate shall be based on the lower of the applicable ratings and (c) if no ratings are equal, the Applicable Rate shall be based on the intermediate applicable rating of the three applicable ratings; and (iii) if the ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of one of S&P, Moody’s or Fitch shall change, or if any one of such rating agencies shall cease to be in the business of rating corporate debt obligations, then for purposes of calculating the Applicable Rate above, (i) if either of the two other rating agencies shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5, (ii) if the ratings established or deemed to have been established by the two other ratings agencies for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one level above the Category corresponding to the lower rating; and (iii) if the ratings established or deemed to have been established by the two other ratings agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of any such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of at least two of S&P, Moody’s or Fitch shall change, or if at least two of any such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating systems or the unavailability of ratings from any such rating agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means a Revolving Loan Borrowing or a Swing Line Borrowing.

“Borrowing Request” means a request by the Borrower for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in the state where the Agent’s office is located; provided that, when used in connection with a Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Euro deposits in the London interbank market; provided, further, when used in connection with any Loan, the term “Business Day” shall also exclude any day on which the Trans-European Automated RealTime Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Agent to be a suitable replacement) is not open for settlement of payment in Euros.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than an employee benefit or stock ownership plan of the Guarantor, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Guarantor, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the board of directors of the Guarantor nor (ii) appointed by directors so nominated, or (c) the Borrower shall cease to be a wholly-owned direct or indirect Subsidiary of the Guarantor.

“Change in Law” means (a) the adoption or implementation of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made, implemented or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Consolidated EBITDA” means, for any period, for the Guarantor and the Subsidiaries on a consolidated basis, an amount equal to consolidated net income of the Guarantor for such period plus (a) to the extent deducted in calculating such consolidated net income, (i) consolidated interest expense of the Guarantor for such period, (ii) consolidated income tax expense of the Guarantor for such period, (iii) depreciation and amortization expense of the Guarantor and the Subsidiaries for such period and (iv) any non-cash expenses or losses of the Guarantor and the Subsidiaries for such period that are classified as extraordinary under GAAP; and minus (b) to the extent included in calculating such consolidated net income, any extraordinary income or gains of the Guarantor and the Subsidiaries for such period, all computed in accordance with GAAP.

“Consolidated Net Revenue” means, for any period, the net revenue of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, on any date, the shareholders’ equity of the Guarantor on such date, determined in accordance with GAAP.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided for in Section 2.12, (b) in the case of any other overdue amount (other than Letter of Credit Fees), 2% plus the rate of interest otherwise applicable thereto (or if no rate of interest is applicable thereto, the average rate applicable to the Revolving Loans at such time) and (c) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is September 19, 2012.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company or shares (parts sociales) in a Luxembourg limited liability company (société à responsabilité limitée), beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Guarantor within the meaning of Section 414(b) or (c) of the Code (and 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Guarantor or any ERISA Affiliate.

“Euro” and “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Obligors hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by any Governmental Authority of the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent, such Lender, the L/C Issuer or recipient, as the case may be, is organized or maintains its lending office, (b) any branch profits taxes imposed by any Governmental Authority of the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent, such Lender, the L/C Issuer or recipient, as the case may be, is organized or maintains its lending office, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any withholding tax that is imposed on amounts payable to such Foreign Lender that are in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Obligors with respect to such withholding tax pursuant to Section 2.16(a) and (d) in the case of any Lender, any withholding tax that is imposed on amounts payable to such Lender that are attributable to such Lender’s failure to comply with Section 2.16(e), or to the extent that the forms deliverable pursuant to such Section 2.16(e) fail to establish a complete exemption from withholding tax, other than as a result of a Change in Law, and (e) any withholding tax that is imposed under FATCA.

“Existing BOA Credit Agreement” means that certain Credit Agreement, dated as of July 19, 2010, by and among the Borrower, the Guarantor, the lenders party thereto and Bank of America, N.A., as administrative agent, as the same may be amended, restated or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Officer” means, with respect to any corporate Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person (or, in the case of the Borrower, a member of the board of managers or the sole manager of such Person).

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower or the Guarantor, as applicable, is located (including such Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means U.S. generally accepted accounting principles; provided that, if any changes in U.S. generally accepted accounting principles from those used in the preparation of the audited consolidated financial statements of the Borrower referred to in Section 3.04 occur by reason of any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (FASB) (or any successor thereto or agency with similar function), or if the Borrower adopts the International Financial Reporting Standards, and such change in accounting principles and/or adoption of such standards results in a change in the method or results of calculation of financial covenants and/or defined terms contained in this Agreement, then at the option of the Required Lenders or the Borrower, the parties will enter into good faith negotiations to amend such financial covenants and/or defined terms in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such changes and/or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such changes and/or adoption are made (in which case the method and calculation of financial covenants and/or the defined terms related thereto hereunder shall be determined in the manner so agreed).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank of International Settlements of the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes hereof, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or prices of commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of such transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Guarantor or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Honor Date” means the date of any payment by the L/C Issuer under a Letter of Credit.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and banker’s acceptances; provided, however, that Indebtedness of any Person shall not include (i) trade payables, (ii) any obligations of such Person incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness or (iii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Guarantor that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to choose an Interest Period or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means with respect to any Loan, the last day of the Interest Period applicable thereto, in the case of an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Borrowing the period commencing on the date such Borrowing is made, or the last day of the preceding Interest Period for such Borrowing, and ending on the numerically corresponding day in the calendar month that is one, two, or three months (or such other period as the Agent and the Lenders agree) thereafter, as the Borrower may elect provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc.

“JPMorgan” means J.P. Morgan Europe Limited and its successors.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means J.P. Morgan Europe Limited in its capacity as issuer of Letters of Credit hereunder and any of its Affiliates or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than, in the case of either of the foregoing, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letters of credit, bank guaranties or other similar forms of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.05(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) EUR25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness at such date to (b) Consolidated EBITDA for the period of four consecutive quarters ended on or most recently prior to such date.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, the rate per annum equal to British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other comparable available source providing quotations of BBA LIBOR as designated by the Agent from time to time for purposes of providing quotations of interest rates applicable to Euro deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Euro deposits with a maturity comparable to such Interest Period. In the event that BBA LIBOR is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be equal to the rate per annum determined by the Agent to be the rate at which Euro deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of such Loan with a term equivalent to such Interest Period would be offered by JPMorgan’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding anything to the contrary herein, LIBO Rate shall always be at a rate greater than zero.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” and “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Revolving Loans and Swing Line Loans.

“Loan Documents” means this Agreement, each Note and each Issuer Document.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or condition, financial or otherwise, of the Guarantor and the Subsidiaries taken as a whole, (b) the ability of either Obligor to perform any of its material obligations under this Agreement or (c) the legality, validity, binding effect or enforceability against either Obligor of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Guarantor and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Guarantor or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any time, (a) each Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, (b) each other Subsidiary designated as a “designated subsidiary” by the Guarantor, and (c) the Borrower. The Guarantor will designate one or more Subsidiaries as “designated subsidiaries” when and as necessary in order that there will at no time be two or more Subsidiaries that are not Material Subsidiaries under the preceding sentence that, if considered together as a single Subsidiary, would cause the total for all such Subsidiaries to exceed 20% of either (i) Consolidated Total Assets at such time or (ii) Consolidated Net Revenue for the period of four calendar quarters ended at or most recently prior to such time.

“Maturity Date” means September 19, 2017, or any later date to which the Maturity Date applicable to the Revolving Commitments may be extended pursuant to Section 2.08(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Guarantor or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans, substantially in the form of Exhibit B.

“Obligors” has the meaning set forth in the preamble hereto.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but excluding any tax, charge or levy that constitutes an Excluded Tax) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Foreign Currency Rate” means, for any amount payable in a foreign currency, the rate of interest per annum as determined by the Agent at which overnight or weekend deposits in the relevant currency for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related credit event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning set forth in Section 9.04.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Guarantor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law and arising in the ordinary course of business that do not materially detract from the assets of the Borrower or any of its subsidiaries or materially impair the use thereof in the ordinary course of business or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of a state government or political subdivision thereof, in each case resulting from the acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of a state government or political subdivision thereof, or subcontracts thereunder;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Guarantor or any Subsidiary; and

(h) other Liens incidental to the conduct of the business of the Guarantor or any Subsidiary or the ownership of the property or assets of the Guarantor or such Subsidiary that do not in the aggregate materially detract from the value of such properties or assets or materially impair the use thereof in the operation of the business of the Guarantor or such Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Obligors or any ERISA Affiliate or any such Plan to which the Obligors or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Register” has the meaning set forth in Section 9.04.

“Registration Duty” means a duty levied upon the prior registration, as may be requested by a Luxembourg court, of a document if that document were to be produced in a Luxembourg court action, equal to a fixed amount of EUR 12 or an ad valorem duty of 0.24% of the amount of the payment obligation mentioned under such document.

“Regulation U” shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the aggregate outstanding principal amount of Loans or (b) if the Commitments have been terminated, the aggregate outstanding principal amount of Loans. The unfunded Commitments of, and the outstanding principal amount of Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) to purchase participations in L/C Obligations and Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The amount of the total Revolving Commitments in effect on the Effective Date is NINETY-FIVE MILLION EUROS (EUR95,000,000).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s Applicable Percentage of outstanding Letters of Credit and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Availability Period” means, with respect to the Revolving Commitments, the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date, (b) the date of the termination of the Revolving Commitments pursuant to Section 2.08 and (c) the date of termination of the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Article VII.

“Revolving Loan Borrowing” means a borrowing of Revolving Loans made by the Lenders pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securitization Transaction” means any transfer by the Guarantor or any Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred to the ultimate investors or other purchasers pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Guarantor.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.06.

“Swing Line Lender” means JPMorgan in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.06(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b) which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) EUR15,000,000.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means all Indebtedness of the Guarantor and the Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement, the borrowing of Loans hereunder and the use of the proceeds thereof.

“Unreimbursed Amount” has the meaning specified in Section 2.05(c)(i).

“US Credit Agreement” means the Credit Agreement dated as of July 8, 2011, among the Guarantor, the lenders party thereto and Bank of America, N.A., as the administrative agent, as amended, restated, supplemented, modified, extended or replaced from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this

Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE LOANS

Section 2.01. Loans. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (each such loan, a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Loan Availability Period in an aggregate principal amount that will not exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Borrowings. (a) Each Borrowing shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not be inconsistent with the duty of such Lender under Section 2.18(a) to minimize amounts payable by the Borrower under Section 2.14 or 2.16.

(c) Each Borrowing shall be in an aggregate amount that is an integral multiple of EUR1,000,000 and not less than EUR10,000,000 (or any other amount that is agreed between the Lenders and the Borrower). After giving effect to all Borrowings of Loans there shall not at any time be more than a total of 10 Interest Periods in effect with respect to such Loans.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Loan Borrowings. To request a Revolving Loan Borrowing, the Borrower shall notify the Agent of such request by telephone not later than 9:00 a.m., London (local) time, three Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or .pdf via electronic mail to the Agent of a written Borrowing Request in a form approved by the Agent and signed by a Financial Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed.

If no Interest Period is specified with respect to a Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowing. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m. (noon), London (local) time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request by 2:00 p.m., London (local) time, on the funding date.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the Overnight Foreign Currency Rate or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit, for the account of the Borrower and its Subsidiaries resident in a jurisdiction reasonably acceptable to the L/C Issuer, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than 12 months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than EUR100,000;

(D) [Reserved];

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of the Borrower, which shall indicate whether the Borrower requests a Subsidiary be included as an account party under such Letter of Credit. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or any Obligor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower and if requested by the Borrower and approved by the L/C Issuer, its Subsidiaries or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is 7 Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof. Not later than 11:00 a.m. on the immediately following Business Day after the Honor Date, the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing, and any interest accrued on such drawn amount. If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.05(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand

(together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Foreign Currency Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Commitment included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.17 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Foreign Currency Rate. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense (other than payment in full) or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower shall promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the

L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.05 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.06. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.06, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Revolving Loan Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.06, prepay under Section 2.10, and reborrow under this Section 2.06. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice to the Swing Line Lender and the Agent via facsimile transmission (with the original thereof to follow via mail or courier). Each such notice must be received by the Swing Line Lender and the Agent not later than 9:00 a.m. London (local) time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of EUR1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Financial Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 1:00 p.m. London Time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. London Time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by means of a credit to an account of the Borrower (as designated by the Borrower in the Swing Line Loan Notice).

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may (acting through the Agent) request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. London Time on the day specified in such Borrowing Request, whereupon, subject to Section 2.06(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.06(c)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.06(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Foreign Currency Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.06(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will (acting through the Agent) distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Foreign Currency Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.06 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.07. Interest Elections. (a) Each Borrowing shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or .pdf via electronic mail to the Agent of a written Interest Election Request in a form approved by the Agent and signed by a Financial Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to an Interest Period then in effect prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the Borrowing relating thereto shall be converted to a Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no Interest Period may be converted to an Interest Period in excess of one month.

Section 2.08. Termination of Commitments; Reductions of Commitments; Increase in Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an aggregate amount that is an integral multiple of EUR1,000,000 and not less than EUR5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments and (iii) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c) The Borrower shall notify the Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(d) On not more than two occasions during the term of this Agreement, the Borrower may, by written notice to the Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date applicable to the Revolving Commitments and the Revolving Commitments for an additional period of one year. Each Lender shall, by notice to the Borrower and the Agent given not later than the 20th day after the date of the Agent’s receipt of the Borrower’s extension request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date applicable to the Revolving Commitments shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension under this Section shall be at the sole discretion of each Lender. The Revolving Commitment of any Declining Lender shall terminate on the Maturity Date in effect as to such Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by the Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of its Loans as shall be required in order that (and it shall be a condition to the effectiveness of the extension of the Revolving Commitments of the Consenting Lenders that), after giving effect to the termination of the Revolving

Commitments of, and all payments to, the Declining Lenders pursuant to this sentence, the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, at its sole expense and effort, pursuant to and in accordance with the requirements of Section 9.04, at any time prior to the Existing Maturity Date, to cause a Declining Lender to assign its rights and obligations hereunder to a Lender or other financial institution reasonably acceptable to the Agent that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender; provided that such Declining Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of other amounts). Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) on the anniversary of the date hereof that immediately follows the date on which the Borrower delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Loan being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.02(a)) and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(e) The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Agent, increase the Revolving Commitments by a maximum aggregate amount of up to THIRTY MILLION EUROS (EUR30,000,000) with additional Revolving Commitments from any existing Lender or from any other Person selected by the Guarantor and reasonably acceptable to the Agent and the Borrower; provided that:

(i) any such increase shall be in a minimum principal amount of EUR5,000,000 and in integral multiples of EUR1,000,000 in excess thereof;

(ii) no Default or Event of Default shall exist and be continuing at the time of any such increase;

(iii) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(iv) (A) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Agent and/or (B) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Agent; and

(v) as a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of the Borrower dated as of the date of such increase signed by the President, a Vice President or a Financial Officer of the Borrower (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (x) the representations and warranties of the Borrower and the Guarantor set forth in this Agreement are true and correct in all material respects on and as of the date of such increase, except that for purposes of this Section 2.08(e), the representations and warranties in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, and (y) no Default or Event of Default exists.

The Borrower shall prepay any Revolving Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section 2.08.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of the Revolving Loans on the Maturity Date.

(b) Intentionally Omitted.

(c) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Agent shall maintain accounts (including the Register maintained pursuant to Section 9.04(b)) in which it shall record (i) the amount of each Loan made hereunder, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section (including the Register maintained pursuant to Section 9.04(b)) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that the Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Revolving Loans in whole or in part without premium or penalty (other than break funding payments pursuant to Section 2.15) upon notice to the Agent by telephone (confirmed by telecopy or .pdf via electronic mail) of such prepayment, not later than 11:00 a.m., London (local) time, two Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment shall be in an amount that would be permitted in the case of an advance as provided in Section 2.02. Each prepayment shall be applied as directed by the Borrower provided however that, subject to Section 2.19, each prepayment shall be shared ratably to each Lender’s Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 12:00 p.m. (noon) London Time on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of EUR250,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Section 2.11. Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender that is not a Defaulting Lender with a Revolving Commitment, a revolving loan commitment fee, equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (x) the Outstanding Amount of Revolving Loans and (y) the Outstanding Amount of L/C Obligations. For the avoidance of doubt, Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of computing the commitment fee in accordance with this Section 2.11(a).

(b) The Borrower agrees to pay to the Agent for the account of each Lender that is not a Defaulting Lender with a Revolving Commitment, in addition to any interest payable pursuant to Section 2.12, in accordance with its Applicable Percentage, a utilization fee of 0.25% per annum times the aggregate outstanding principal amount of Revolving Loans and Letters of Credit on each day that the Total Revolving Outstandings exceed 50% of the aggregate amount of the Revolving Commitments.

(c) Intentionally Omitted.

(d) Accrued commitment fees and the utilization fees pursuant to this Section 2.11 shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, and on any date prior to the Maturity Date on which the Revolving Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided, that (i) no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances absent error in the calculation or payment thereof.

Section 2.12. Interest. (a) (i) Each Revolving Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period then in effect plus the Applicable Rate and (ii) each Swing Line Loan shall bear interest at the rate per annum quoted by the Swing Line Lender as its overnight rate offered for Swing Line Loans plus the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or .pdf via electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the Lenders shall not be required to fund any additional Loans and (ii) the Lenders and Obligors shall negotiate in good faith to determine an alternative rate of interest.

Section 2.14. Increased Costs. Subject to Section 2.16, (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the L/C Issuer;

(ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense, affecting this Agreement or Loans made by such Lender or any Letter of Credit participation therein;

(iii) subject to any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

and the result of any of the foregoing shall be to increase the cost to such Lender in an amount that such Lender deems to be material of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) in an amount that such Lender deems material or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or otherwise), other than any increase in costs resulting from (i) Excluded Taxes or (ii) Indemnified Taxes or Other Taxes to which Section 2.16 is applicable, then the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by or held by or participations in Letters of Credit held by such Lender or the Letters of Credit issued by the L/C Issuer to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, such additional amount or amounts as will compensate such Lender or the L/C Issuer such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14, and explaining in reasonable detail the method by which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 2.14 for any increased costs or reductions unless the Lender or the L/C Issuer gives notice to the Borrower to compensate such Lender or the L/C Issuer pursuant to this Section 2.14 within 180 days after the date such Lender or the L/C Issuer knows an event has occurred pursuant to which such Lender or the L/C Issuer will seek such compensation.

(e) Notwithstanding the foregoing provisions of this Section 2.14, a Lender or the L/C Issuer shall not be entitled to compensation pursuant to this Section 2.14 if it is not at the time the general policy or practice of the Lender or the L/C Issuer to demand compensation in similar circumstances in similar credit agreements.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto or on the Maturity Date (including as a result of an Event of Default), (b) the conversion of any Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Euro deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and explaining in reasonable detail the method by which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Obligor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Obligor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions and (iii) the Obligors shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Obligors shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Obligors shall indemnify the Agent, each Lender and the L/C Issuer within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the L/C Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of the Obligors hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the L/C Issuer, or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Obligors shall not be liable for the reimbursement of any interest, penalties or expenses arising from the gross negligence or willful misconduct of the Agent, any Lender or the L/C Issuer in taking any action it was required to take including, but not limited to, filing any tax return or report in a timely manner.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Obligors to a Governmental Authority, the Obligors shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, to the extent it is not prohibited by law to do so, deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Agent, such properly completed and executed documentation, if any, as shall be prescribed by applicable law or reasonably requested by the Borrower to permit such payments to be made without withholding or at a reduced rate of withholding, and, for the avoidance of doubt and subject to the following sentence, no Obligor shall be responsible to make any additional payment or indemnification payment to any Lender that fails to comply with the requirements of this Section 2.16(e). In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting.

Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(i)—(vi) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-9;

(ii) duly completed copies of Internal Revenue Service Form W-8BEN;

(iii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with any other required supporting information, forms or documentation;

(v) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(vi) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) If the Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Obligors or with respect to which the Obligors have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower or the Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Guarantor under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Obligors, upon the request of the Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower, the Guarantor, or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, London (local) time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent’s Office except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder including but not limited to principal, interest, fees and reimbursement of drawn Letters of Credit shall be made in Euros unless otherwise agreed to by the parties hereto.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or the participations in the L/C Obligations or the Swing Line Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate equal to the Overnight Foreign Currency Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.17(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if either Obligor is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, modification, waiver or consent, the consent of the Required Lenders has been obtained but the consent of a Lender whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) or be entitled to receive any utilization fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender except to the extent allocable to the sum of (1) the Outstanding Amount of the Revolving Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.05, Section 2.06, Section 2.19(a)(ii) or Section 2.20, as applicable (and the Borrower shall (A) be required to pay to each of the L/C Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.05(h).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.05 and 2.06, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that

Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b) If the Borrower, the Guarantor, the Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20. Cash Collateral.

(a) Upon the request of the Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c). If at any time the Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Sections 2.05, 2.06, 2.09 or 2.18 or Article VII in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04(b))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of an Obligor shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Article VII), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower (as to itself) and the Guarantor (as to itself and its Subsidiaries) represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. Each Obligor is duly organized, validly existing and in good standing (or the equivalent) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action. This Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of each Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Each Loan Document is in proper legal form under the law of Luxembourg for the enforcement thereof against the Borrower under such law, and all formalities required in Luxembourg for the validity and enforceability of each Loan Document have been accomplished and no Taxes (other than Registration Duty, if any) are required to be paid and no notarization is required, other than any taxes paid or notarizations received prior to or concurrently with the execution hereof for the validity and enforceability thereof.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of either Obligor or any order of any Governmental Authority, (c) will not result in a material violation of or default under any indenture or other material agreement or instrument binding upon the Guarantor or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Guarantor or any of the Subsidiaries, and (d) will not result in the creation or imposition of any material Liens on any material assets of the Guarantor or any of the Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Guarantor has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of and for the fiscal year ended December 31, 2011, reported on by the independent registered public accounting firm, and (ii) its unaudited consolidated balance sheet and statements of consolidated income and cash flows as of and for the fiscal quarters ended March 31, 2012 and June 30, 2012, certified by a Financial Officer of the Borrower. Such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Except as disclosed in the Guarantor’s periodic reports filed since December 31, 2011 under the Securities Exchange Act of 1934, as of the Effective Date, since December 31, 2011, there has been no Material Adverse Effect and there has been no event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.05. Properties. (a) The Guarantor and each Material Subsidiary has good title to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title or interests as would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) The Guarantor and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where the failure so to own, or so to be licensed, could not reasonably be expected to have a Material Adverse Effect, and to the knowledge of any Financial Officer of the Guarantor and the Borrower after due inquiry, the use thereof by the Guarantor and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) Except as disclosed in the Guarantor’s periodic reports filed prior to the date hereof under the Securities Exchange Act of 1934, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Financial Officer of the Guarantor or the Borrower after due inquiry, threatened against the Guarantor or any of the Subsidiaries (i) that could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except as disclosed in the Guarantor’s periodic reports filed prior to the date hereof under the Securities Exchange Act of 1934, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Guarantor nor any of its Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07. Compliance with Laws and Agreements. The Guarantor and each Material Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Guarantor nor any of its Material Subsidiaries is in default with respect to any of its material obligations under any indenture, agreement or other instrument binding upon it or its property which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Federal Reserve Regulations. (a) Neither the Guarantor nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including, without limitation, Regulation U or X thereof. Not more than 25% of the assets subject to the restrictions of Section 6.01, valued in accordance with Regulation U, will at any time consist of Margin Stock.

Section 3.09. Investment Company Status. Neither the Guarantor nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10. Taxes. The Guarantor and each Subsidiary has timely filed or caused to be filed or received an extension of the time to file all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required to do so in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

There is no Tax of any kind imposed by Luxembourg (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such Tax) either (a) on or by virtue of the execution or delivery of the Loan Documents, or (b) on any payment to be made by the Borrower pursuant to the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person’s being organized under the laws of Luxembourg or by virtue of its having a permanent establishment in Luxembourg to which income under the Loan Documents is attributable or its applicable lending office being located in Luxembourg.

Section 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The Guarantor and its Subsidiaries have not incurred any material accumulated funding deficiency within the meaning of ERISA. As used in this Section 3.11, “material” means the measure of a matter of significance that shall be determined as being an amount equal to 10% of Consolidated Net Worth.

Section 3.12. Disclosure. No written reports, financial statements, certificates or other written information furnished or to be furnished by each Obligor to the Agent or any Lender in connection with the negotiation of this Agreement or delivered or to be delivered hereunder (as modified or supplemented by other information so furnished) by each Obligor contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.13. Commercial Activity. The Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the making and performance of the Loan Documents by the Borrower constitute private and commercial acts rather than public or governmental acts. The Borrower is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, setoff or proceeding, or the service of process in connection therewith, arising under the Loan Documents.

Section 3.14. Pari Passu Ranking. The payment obligations of the Borrower under the Loan Documents are and will at all times be unsubordinated general obligations of the Borrower, and rank and will at all times rank at least pari passu with all other present and future unsubordinated unsecured Indebtedness of the Borrower.

Section 3.15. Foreign Assets Control Regulations. None of the execution, delivery and performance of this Agreement nor any of the other Loan Documents, nor its use of the proceeds of the Loans made hereunder, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

ARTICLE IV

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and the L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) The Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b) The Agent shall have received favorable written opinions (addressed to the Agent and the Lenders and dated the Effective Date) of (i) L.E. Stellato, Senior Vice President, General Counsel and Secretary of the Guarantor, (ii) Jones Day relating to the Borrower, the Guarantor, this Agreement and the Transactions, and (iii) Bonn Steichen & Partners, Luxembourg counsel to the Borrower, in each case in form and substance reasonably satisfactory to the Agent and its counsel.

(c) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing (or equivalent) of each Obligor, the authorization of the Transactions and any other legal matters relating to each Obligor, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel.

(d) The Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Obligor, confirming (i) the representations and warranties of each Obligor set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date and (ii) no Default shall have occurred and be continuing as of the Effective Date.

(e) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced to the Guarantor at least two days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by each Obligor hereunder.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of each Borrowing and the L/C Issuer to issue or amend Letters of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Obligors set forth in this Agreement (other than those set forth in

Sections 3.04(b) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Obligors on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than contingent indemnity obligations), each Obligor covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Guarantor will furnish to the Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Guarantor, its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the independent registered public accounting firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Guarantor and the consolidated Subsidiaries on a consolidated basis in conformity with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its unaudited consolidated balance sheet and statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Guarantor (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03;

(d) promptly after the same become publicly available, copies of all reports on Forms 10-K, 10-Q and 8-K (or any substitute or successor forms) filed by any Obligor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(f) promptly following a request therefor, all documentation and other information that any Lender reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Guarantor or any Material Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and, in either case, a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability; provided that the Guarantor shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Agent.

Section 5.02. Notices of Material Events. Each Obligor will furnish to the Agent and each Lender written notice of the following promptly after any Financial Officer of such Obligor becomes aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Guarantor or any Subsidiary that could reasonably be expected to be adversely determined and, if adversely determined, to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Guarantor or any Subsidiary in an aggregate amount exceeding $50,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Obligor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Guarantor will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower or the Guarantor permitted under Section 6.02 or any merger, consolidation, liquidation or dissolution of a Subsidiary that is not otherwise prohibited by the terms of this Agreement.

Section 5.04. Payment of Obligations. The Guarantor will, and will cause each of the Material Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required to do so in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Guarantor will, and will cause each of the Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance or maintain a self-insurance program in such amounts and against such risks as are customarily maintained by companies of similar size and financial strength engaged in the same or similar businesses operating in the same or similar locations (including without limitation by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

Section 5.06. Books and Records; Inspection Rights. The Guarantor will, and will cause each of the Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Guarantor will, and will cause each of the Material Subsidiaries to, permit any representatives designated by the Agent or any Lender, at their own expense if an Event of Default has not occurred and is continuing, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws. The Guarantor will, and will cause each of the Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds. The proceeds of the Loans will be used for the purposes referred to in the preamble to this Agreement.

Section 5.09. Existing BOA Credit Agreement. On or before the date that is three Business Days after the Borrower receives the proceeds of the first Borrowing hereunder, the Borrower shall pay in full all of the obligations (other than contingent indemnity obligations) under the Existing BOA Credit Agreement and the Existing BOA Credit Agreement shall be terminated.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than contingent indemnity obligations), each Obligor covenants and agrees with the Lenders that:

Section 6.01. Liens. The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Guarantor or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Guarantor or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien as of the date hereof;

(b) Permitted Encumbrances;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien as of such date;

(d) any Lien on real property or fixed or capital assets acquired, constructed or improved by the Guarantor or any Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof that is secured by such Lien; provided that (i) such Lien and the Indebtedness secured thereby are incurred prior to or within one year after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby is incurred to pay, and does not exceed, the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Lien shall not apply to any other property or assets of the Guarantor or any Subsidiary;

(e) any Lien on property or assets of the Guarantor or any Subsidiary in favor of the Guarantor or any Subsidiary;

(f) Securitization Transactions (and Liens deemed to exist in connection therewith) in an aggregate amount not to exceed $300,000,000;

(g) Liens arising from any synthetic lease transaction pursuant to which the Guarantor or any Subsidiary is a lessee;

(h) Liens on or pledges of cash or cash equivalents securing the obligations of the Guarantor or any Subsidiary under or in connection with any Hedging Agreement, so long as the aggregate amount of all cash or cash equivalents subject to such Liens or pledges does not exceed $25,000,000 at any time;

(i) Liens created, assumed or existing in connection with financings the interest payable in respect of which is exempt from Federal income taxation under Section 103 of the Code or any successor provision;

(j) any Lien arising out of the refinancing, extension, renewal or refunding of Indebtedness secured by any Lien permitted by any of the foregoing paragraphs, provided that (i) such Indebtedness is not secured by any additional assets unless such additional Liens are otherwise permitted pursuant to this Section, and (ii) the amount of such Indebtedness secured by such Lien is not increased (it being agreed that any such refinancing, extension, renewal or refunding of Indebtedness incurred under a basket expressed as a dollar amount in any of the foregoing paragraphs of this Section will be applied against and reduce the amount available under such basket); and

(k) in addition to the Liens permitted pursuant to any of the foregoing subsections, other Liens securing obligations in an amount not greater than 20% of Consolidated Net Worth at any time.

Section 6.02. Fundamental Changes. Each Obligor agrees that it will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge with or into or consolidate with each Obligor if (i) the applicable Obligor is the surviving Person and (ii) after giving effect to such transaction no Default shall exist.

Section 6.03. Leverage Ratio. The Guarantor will not permit the Leverage Ratio at any time to exceed 3.25 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any L/C Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or on any L/C Obligation, or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Guarantor, Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (but only with respect to such Obligor’s existence) or 5.09 or in Article VI;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Agent to the Obligors (which notice will be given at the request of any Lender);

(f) the Guarantor or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g) any event or condition occurs and, while continuing, results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to Capital Leases that terminate as a result of the voluntary sale or transfer of or a casualty or condemnation affecting the property or assets subject thereto;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Guarantor or any Material Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance shall be rendered against the Guarantor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon material assets of the Guarantor or any Subsidiary to enforce one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000; provided that, to the extent that the US Credit Agreement contains the following phrase at the end of subpart (k) of Article VII of the US Credit Agreement: “and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal”, then such phrase shall automatically be included at the end of this subpart (k) on and after the effective date of such modification;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall have occurred;

then, and in every such event (other than an event with respect to an Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions and thereupon such commitments and obligations shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to an Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof).

ARTICLE VIII

THE AGENT

Each of the Lenders and the L/C Issuer hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to the consent rights of the Borrower relating to a successor agent as set forth below, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Guarantor or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Guarantor or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by any Obligor, a Lender or the L/C Issuer, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower or the Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

The Agent may resign at any time by notifying the Lenders, the L/C Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the L/C Issuer, appoint, with the consent of the Borrower (not to be unreasonably withheld or delayed), a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly until such time as the Required Lenders appoint, with the consent of the Borrower (not to be unreasonably withheld or delayed), a successor Agent hereunder. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Any resignation by JPMorgan as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and JPMorgan’s resignation as Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

It is agreed that the Syndication Agents and the Joint Lead Arrangers shall, in their capacities as such, have no duties or responsibilities under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or .pdf via electronic mail, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Guarantor, the Agent or the L/C Issuer or the Swing Line Lender, to the address, telecopy number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or telecopy number, electronic address or telephone number) set forth in its Administrative Questionnaire (a copy of each of which the Agent shall provide to the Borrower and the Guarantor).

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent, the applicable Lender and the L/C Issuer. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to be effective on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Agent, any Lender or the L/C Issuer in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Lenders and the L/C Issuer hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the L/C Issuer may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Obligor and the Required Lenders or by each Obligor and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Borrowing or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c), or any other provision of this Agreement, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, however that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that no such agreement shall amend, modify or otherwise affect the obligation under Article X without the prior written consent of the Guarantor provided further that no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Bingham McCutchen LLP, counsel for the Agent and local Luxembourg counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agent or any Lender, related to the enforcement or protection of its rights under this Agreement in connection with any actual or reasonably anticipated Default and (iii) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b) The Borrower shall indemnify the Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs, and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs, or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Indemnified Taxes or Other Taxes, to the extent governed by Section 2.16.

(c) To the extent that the Borrower or the Guarantor fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor accompanied by the appropriate invoice or other detail supporting such amounts.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) each Obligor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by each Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower and the Guarantor; provided that no consent of the Borrower or the Guarantor shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Agent; provided that no consent of the Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below);

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than EUR5,000,000, or, if smaller, the entire remaining amount of the assigning Lender’s Commitment, unless the Borrower and the Agent shall otherwise consent, provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (B) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of EUR2,000; provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable;

(D) no assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2) or (3) to a natural person; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire (a copy of which shall promptly be provided to the Borrower).

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means, with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 (subject to the requirements of Section 2.16) and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Any Lender may, without notice to or the consent of the Obligors or the Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Guarantor, the Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(f) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender, without notice to or the consent of the Borrower, the Guarantor or the Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Obligors or the performance or observance by the Obligors of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Assumption and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as an agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to it by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(f) Notwithstanding anything to the contrary contained herein, if at any time J.P. Morgan Europe Limited assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, (i) JPMorgan may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and (ii) JPMorgan may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan as L/C Issuer or Swing Line Lender, as the case may be. If JPMorgan resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)). If J.P. Morgan Europe Limited resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMorgan to effectively assume the obligations of JPMorgan with respect to such Letters of Credit.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by each Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf via electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, the L/C Issuer or Affiliate to or for the credit or the account of each Obligor against any of and all the obligations of each Obligor now or hereafter existing under this Agreement to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the L/C Issuer and their respective Affiliates may have. Any Lender, the L/C Issuer or any of their Affiliates exercising any of its rights pursuant to this Section shall provide notice of the same to the Obligors promptly after exercising the same; provided, however, the failure to give such notice shall not affect the validity of such setoff.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a) Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b) Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a “need to know” basis solely in connection with the Transactions, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that, to the extent legally permitted, the Obligors promptly notified in order that they may seek a protective order or take other appropriate action, (d) to any other party to this Agreement, (e) to the extent reasonably required or reasonably deemed advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Obligors or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than any Obligor. For the purposes of this Section, “Information” means all information received from any Obligor relating to any Obligor or their business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by such Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified as confidential at the time of delivery or delivered under circumstances that would cause a reasonable person to believe such information to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at a rate reasonably determined by the Agent to be a market rate to the date of repayment, shall have been received by such Lender.

Section 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower and the Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 9.15. [Intentionally Omitted.]

Section 9.16. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Obligors, on the one hand, and the Agent and the Joint Lead Arrangers, on the other hand, (ii) each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agent and the Joint Lead Arrangers are and have been acting solely as principals and, except as expressly agreed in writing by the relevant parties, have not been, are not and will not be acting as advisors, agents or fiduciaries, for the Borrower and (ii) neither the Agent nor any Joint Lead Arranger has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors, and neither the Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Obligors. To the fullest extent permitted by law, each Obligor hereby waives and releases, any claims that it may have against the Agent or any Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17. Judgment Currency. This is an international transaction in which the specification of Euros and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement to make payment to or for account of the Lenders in Euros shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Euros payable to such Lender under this Agreement.

If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros into another currency (in this Section called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase such Euros at the principal office of the Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any such adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Euros to New York City with the amount of the judgment currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person again, and to pay such Entitled Person on demand, in Euros, the amount (if any) by which the sum originally due to such Entitled Person in Euros hereunder exceed the amount of the Euros so purchased and transferred.

Section 9.18. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, the L/C Issuer or any Lender, or the Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Foreign Currency Rate. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

ARTICLE X

GUARANTY

Section 10.01. Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Agent and each of the Lenders the full and prompt payment when due (whether upon maturity, by acceleration or otherwise) of all Indebtedness of the Borrower and its Subsidiaries hereunder to the Agent and each of the Lenders in any form, including any and all credit extended and any other obligations owing by the Borrower and its Subsidiaries to the Lenders (including Letters of Credit issued for the account of the Borrower and its Subsidiaries) in connection with the Loans at any time outstanding during the term of this Agreement, plus interest, fees, reimbursement obligations, indemnity obligations or other amounts owed by the Borrower and its Subsidiaries to the Agent and the Lenders hereunder (collectively, the “Guaranteed Obligations”), in each case strictly in accordance with the terms hereof.

Section 10.02. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligation of the Guarantor hereunder shall be to make prompt payment to the Agent, for the benefit of the Lenders, irrespective of any inability to convert any currency into the currency of payment of such Guaranteed Obligations, irrespective of any inability to transfer funds in the currency of payment of such Guaranteed Obligations to the place of payment therefor, it being the intent of this paragraph that the Guaranteed Obligations shall be absolute and unconditional under any and all circumstances. This is a Guarantee of payment and not of collection and is intended to be and shall be construed as a continuing guarantee. The liability of the Guarantor under this Article X constitutes a primary obligation, and not a contract of surety, and shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) notice of the state of indebtedness of the Borrower under the Loans or the release, substitution or variation of any collateral or other guarantee which may at any time be held as security for any Loans all without relieving the Guarantor of any liability under this Agreement,

(b) promptness, diligence, notice of acceptance of this Agreement and of any extension of any loan or other financial accommodation by the Lenders to the Borrower,

(c) presentment and demand for payment of any of the Guaranteed Obligations,

(d) protest and notice of dishonor or default to the Guarantor or to any other party with respect to any of the Obligations,

(e) all other notices to which the Guarantor might otherwise be entitled except as specifically herein provided,

(f) any illegality, lack of validity or enforceability of any Guaranteed Obligation, and

(g) any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a defense available to, or a legal or equitable discharge of the Borrower or the Guarantor or any other guarantor or surety.

This Article X shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or the Lenders or any other person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 10.03. Payment of Guaranteed Obligations. In the event any indebtedness of the Borrower under this Agreement is not paid when due, the Guarantor will pay to the Lenders the entire amount of the Borrower’s liability due hereunder (including interest charges to the date of payment) on demand and the Lenders need not first proceed to preserve, utilize or exhaust any other right or remedy against the Borrower or any security the Lenders or the Agent may have to obtain payment. Such payment shall be made to the Agent at the place and in the currency where and in which the indebtedness was incurred.

Except as set forth in Section 9.02 hereof, the Guarantor authorizes the Lenders, without notice to or demand on the Guarantor and without affecting the Guarantor’s liability hereunder, from time to time to renew, extend, accelerate, compromise, settle, restructure, refinance, refund or otherwise change the amount and time for payment of the Guaranteed Obligations, or otherwise change the terms of the Guaranteed Obligations or any part thereof, by agreement with the Borrower.

Section 10.04. Waiver. Notwithstanding any other provision of this Agreement, until payment in full of the Guaranteed Obligations (a) the Guarantor hereby irrevocably waives any right to assert, enforce, or otherwise exercise any right of subrogation of any of the rights, security interests, claims, or liens that the Lenders or the Agent have against the Borrower in respect of the Guaranteed Obligations, (ii) the Guarantor shall have no right of recourse, reimbursement, contribution, indemnification, or similar right that the Guarantor may have (by contract or otherwise) against the Borrower in respect of the Guaranteed Obligations, and (iii) the Guarantor hereby irrevocably waives any and all of the foregoing rights and also irrevocably waives the benefit of, and any right to participate in, any collateral or other security given to the Lenders or the Agent to secure the payment of such Guaranteed Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., as Borrower

By:	/s/ Cynthia D. Brogan
Name:	Cynthia D. Brogan
Title:	Attorney-in-Fact

THE SHERWIN-WILLIAMS COMPANY, as Guarantor

By:	/s/ Sean P. Hennessy
Name:	Sean P. Hennessy
Title:	Senior Vice President-Finance and Chief
Financial Officer

AGENT:	J.P. MORGAN EUROPE LIMITED

	By:	/s/ Ching Loh
	Name:	Ching Loh
	Title:	Associate

L/C ISSUER:	J.P. MORGAN EUROPE LIMITED

	By:	/s/ Steven Connolly
	Name:	Steven Connolly
	Title:	Vice President / Authorised Signatory

SWING LINE LENDER:	J.P. MORGAN EUROPE LIMITED

	By:	/s/ Steven Connolly
	Name:	Steven Connolly
	Title:	Vice President / Authorised Signatory

LENDERS:	J.P. MORGAN EUROPE LIMITED

	By:	/s/ Steven Connolly
	Name:	Steven Connolly
	Title:	Vice President / Authorised Signatory

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ David A. Mandell
Name:	David A. Mandell
Title:	Managing Director

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Lucy Devlin
Name:	Lucy Devlin
Title:	Vice President

ROYAL BANK OF CANADA

By:	/s/ Thomas E. Paton
Name:	Thomas E. Paton
Title:	Authorized Signatory

SCHEDULE 2.01

Commitments

Lenders	Revolving Loan Commitment	Applicable Percentage
J.P. Morgan Europe Limited	€25,000,000	26.31578947%
Citibank, N.A., London branch	€25,000,000	26.31578947%
HSBC Bank USA, National Association	€25,000,000	26.31578947%
Royal Bank of Canada	€20,000,000	21.05263158%

Total	€95,000,000	100.00000000%

SCHEDULE 9.01

Notices

Borrower:	SHERWIN-WILLIAMS LUXEMBOURG S.À R.L.
5, rue du Kiem, L-1857 Luxembourg
Attention: the board of managers
Fax: + 352 2689 0169
Phone: +352 268 901

with copies to:
THE SHERWIN-WILLIAMS COMPANY
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
Attention: Vice President and Treasurer
Fax: 216-566-2984
Phone: 216-566-2106

and to:
THE SHERWIN-WILLIAMS COMPANY
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
Attention: General Counsel
Fax: 216-566-1708
Phone: 216-566-2478

and to:
Jones Day
Citigroup Center
222 E. 41st Street
New York, New York 10017
Attention: Brett Barragate
Fax: 212-755-7306
Phone: 212-326-3446

Guarantor:	THE SHERWIN-WILLIAMS COMPANY
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
Attention: Vice President and Treasurer
Fax: 216-566-2984
Phone: 216-566-2106

with copies to:
THE SHERWIN-WILLIAMS COMPANY
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
Attention: General Counsel
Fax: 216-566-1708
Phone: 216-566-2478

and to:
Jones Day
Citigroup Center
222 E. 41st Street
New York, New York 10017
Attention: Brett Barragate
Fax: 212-755-7306
Phone: 212-326-3446

Agent, L/C Issuer or
Swing Line Lender:	(for payments and requests)
J.P. Morgan Europe Limited
25 Bank Street, London, E14 5JP
United Kingdom
Attn: Loan and Agency, 6th Floor
Phone: 44-207-134-6485
Fax: 44-207-777-2360

With copies to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179
Attn: Peter Predun
Fax: 212-270-5100

Wiring instructions:

JP Morgan AG, Frankfurt
Swift: CHASDEFX
Account Name: J.P. Morgan Europe Limited
Swift: CHASGB22
Acct #: DE93501108006001600037

Other Notices:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179
Attn: Peter Predun
Fax: 212-270-5100

With copies to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attn: Amy Kyle
Phone: 617-951-8288
Fax: 617-345-5001

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of September 19, 2012 (as from time to time amended, modified or supplemented, the “Credit Agreement”), among SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., a Luxembourg limited liability company organized under the laws of Luxembourg with registered office at 5, rue du Kiem, L-1857 Luxembourg and with a share capital of EUR 1,055,000 (the “Borrower”), THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Guarantor”, and together with the Borrower, the “Obligors”), the Lenders from time to time party thereto, J.P. MORGAN EUROPE LIMITED, as Administrative Agent (in such capacity, the “Agent”), and as L/C Issuer (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I); JPMORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA), INC., as Joint Lead Arrangers; JPMORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA), INC., as Bookrunners; and CITIGROUP GLOBAL MARKETS INC. AND HSBC SECURITIES (USA), INC., as Syndication Agents.

1. This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

2. The Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

3. The [Assignee/Assignor] shall pay the fee payable to the Agent pursuant to Section 9.04(b) of the Credit Agreement.

4. This Assignment and Assumption may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.

5. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date:

Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitments/Loans for all Lenders	Principal Amount of Commitments/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
	€	€	%

The terms set forth above are hereby agreed to:

, as Assignor

By:
Name:
Title:

, as Assignee

By:
Name:
Title:

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, etc.).
[2]	Set forth, to at least 8 decimals, as a percentage of the facility and the aggregate Commitments of all Lenders thereunder.

The undersigned hereby consent to the above assignment[3]

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., as Borrower

By:
Name:
Title

THE SHERWIN-WILLIAMS COMPANY, as Guarantor

By:
Name:
Title

J.P. MORGAN EUROPE LIMITED,
as Agent and L/C Issuer

By:
Name:
Title:

J.P. MORGAN EUROPE LIMITED, as Swing Line Lender

By:
Name:
Title:

[3]	To be completed to the extent consents are required under Section 9.04(b) of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Obligors or (iv) the performance or observance by the Obligors of any of their obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (v) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

EXHIBIT B

FORM OF NOTE

September         , 2012

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each [Revolving] [Swing Line] Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of September 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower; THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation; the Lenders from time to time party thereto; J.P. MORGAN EUROPE LIMITED, as Administrative Agent (in such capacity, the “Agent”) and as L/C Issuer; JPMORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA), INC., as Joint Lead Arrangers; JPMORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA), INC., as Bookrunners; and CITIGROUP GLOBAL MARKETS INC. AND HSBC SECURITIES (USA), INC., as Syndication Agents.

The Borrower promises to pay interest on the unpaid principal amount of each [Revolving] [Swing Line] Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. Except as otherwise provided in Section 2.06(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Agent for the account of the Lender in Euros in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The [Revolving] [Swing Line] Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its [Revolving] [Swing Line] Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	[End of Interest Period]	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	J.P. Morgan Europe Limited, as Swing Line Lender

J.P. Morgan Europe Limited, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among SHERWIN-WILLIAMS LUXEMBOURG S.À R.L., a Luxembourg limited liability company organized under the laws of Luxembourg with registered office at 5, rue du Kiem, L-1857, Luxembourg and with a share capital of EUR 1,055,000 (the “Borrower”), THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation, the Lenders from time to time party thereto, J.P. MORGAN EUROPE LIMITED, as Administrative Agent and L/C Issuer, JPMORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA), INC., as Joint Lead Arrangers; JPMORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA), INC., as Bookrunners; and CITIGROUP GLOBAL MARKETS INC. AND HSBC SECURITIES (USA), INC., as Syndication Agents.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).
2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of

Section 2.06(a) of the Credit Agreement.

[Signature Page Follows]

SHERWIN-WILLIAMS LUXEMBOURG S.À R.L.

By:
Name:
Title: